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                                       Filed Pursuant to Rule 424(b)(3)
                                       Registration No. 333-102165

                       APPLIED DIGITAL SOLUTIONS, INC.
                         PROSPECTUS SUPPLEMENT NO. 8
                     TO THE PROSPECTUS DATED MAY 6, 2003


                      2,000,000 shares of Common Stock


            We are offering 2,000,000 shares of our common stock under the terms of a securities purchase agreement entered into on May 22, 2003, with Magellan International Ltd. The securities purchase agreement provides for the purchase of up to 8,500,000 shares of our common stock from Magellan International Ltd. on up to three settlement dates within a 10-trading day period following our issuance of a press release announcing our entering into these agreements, which occurred on May 23, 2003.

            This prospectus supplement relates to 2,000,000 shares purchased by Magellan International Ltd., respectively, on June 5, 2003, the third settlement date under the purchase agreements, at a price of $0.36833 per share. On June 5, 2003, the last reported sales price of our common stock (symbol: "ADSX") on the Nasdaq SmallCap Market was $0.47 per share.

            As previously disclosed in the supplements dated May 15, 2003, May 21, 2003, May 27, 2003, May 30, 2003, June 2, 2003, and June 6, 2003,
and including the 2,000,000 shares to which this prospectus supplement relates, an aggregate of 37,500,000 shares have been purchased under the securities purchase agreements with each of Cranshire Capital, L.P. and Magellan International Ltd., dated May 8, 2003, and May 22, 2003, including 16,500,000 shares purchased by Cranshire Capital, L.P. and 21,000,000 shares purchased by Magellan International Ltd., resulting in net proceeds to us of $13,010,351.20, after deduction of the 3% fee to our placement agent, J.P. Carey Securities.

            This prospectus supplement is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement covers our offering of up to 50 million shares of our common stock. This prospectus supplement provides specific information about the offering of common stock under this registration statement, and updates information provided in the prospectus dated May 6, 2003, as supplemented in Supplement No. 1 on May 15, 2003, Supplement No. 2 on May 21, 2003, Supplement No. 3 on May 27, 2003, Supplement Nos. 4 & 5 on May 30, 2003, Supplement No. 6 on June 3, 2003, and Supplement No. 7 on June 6, 2003. You should read both this prospectus supplement and the prospectus, as previously supplemented, carefully.

            AN INVESTMENT IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. THESE RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 11 OF THE PROSPECTUS ACCOMPANYING THIS PROSPECTUS SUPPLEMENT.



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            NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER
REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this prospectus supplement is June 10, 2003.